Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated March 8, 2005, relating to the financial statements and financial statement schedules of Entergy Corporation, (which reports express an unqualified opinion and include an explanatory paragraph regarding the changes in 2003 in the method of accounting for asset retirement obligations and for consolidation of variable interest entities and the change in 2002 in the method of accounting for goodwill and intangible assets) and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Entergy Corporation for the year ended December 31, 2004 and to the reference to us under the headings "Selected Consolidated Financial Information" and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana
December 2, 2005